Exhibit 99.1

Holly Corporation Reports Construction Fire at Navajo Refinery

3/2/2010
DALLAS – Holly Corporation (NYSE:HOC) today announced that a fire was detected at approximately 12:40 PM MST in a new asphalt tank that was under construction at its subsidiary’s Navajo Refinery in Artesia, New Mexico. The fire was extinguished after approximately 90 minutes by the refinery’s fire fighting team.

The fire resulted in two confirmed injuries that are believed to be serious, one missing and one likely fatality that is pending confirmation by authorities. The injured individuals are all employees of the independent contractor that was working on the new tank. The Company will provide an update when more information is available.

The Company’s number one priority is the health and safety of its employees and contractors. The Company has commenced an investigation to determine the cause of the fire and is working closely with the appropriate authorities.

The new asphalt tank was under construction, and this incident will have no impact on the refining capabilities of the Navajo Refinery. Operations at the refinery continue as usual.

Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other high value specialty products. Holly operates through its subsidiaries a 100,000 barrels per stream day (“bpsd”) refinery located in Artesia, New Mexico, a 125,000 bpsd refinery in Tulsa, Oklahoma and a 31,000 bpsd refinery in Woods Cross, Utah. A subsidiary of Holly also owns a 34% interest (including the general partner interest) in Holly Energy Partners, L.P.

The following is a ‘safe harbor’ statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are ‘forward-looking statements’ within the meaning of the federal securities laws, including, but not limited to, statements identified by the words, “expect,” “anticipate,” “believe,” “plan,” “intend,” “will,” and “forecast,” and similar expressions and statements regarding our business strategy, plans and objectives for future operations. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future events or performance and involve certain risks and uncertainties. Important factors that could cause our actual results to differ materially from the expectations reflected in our forward looking statements include our ability to complete and integrate announced acquisitions, and those additional risks contained in our filings made from time to time with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION contact:

Investors:

M. Neale Hickerson
Vice President, Investor Relations
Holly Corporation
214/871-3555

Media:

Andrew Siegel
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449